Exhibit 99.2

CenturyLink Announces Expiration of Tender Offers and Consent Solicitations

MONROE, La., June 13, 2019 — CenturyLink, Inc. (NYSE: CTL) announced today the expiration, as of the end of the day on June 12, 2019, of its previously announced cash tender offers (the “Tender Offers”) for the debt securities of the Company and certain of its subsidiaries identified in the table below (the “Notes”), and the related consent solicitations (the “Consent Solicitations”).

As previously announced, on May 31, 2019 (the “Settlement Date”), the Company purchased certain of the Notes tendered prior to the early tender date in exchange for approximately $525,000,000 in cash, plus accrued and unpaid interest on the Notes purchased. The aggregate principal amount of the Notes purchased was approximately $580,000,000. The Company has not purchased, and will not purchase, any additional Notes pursuant to the Tender Offers.

The table below summarizes information concerning the Notes purchased in the Tender Offers:

Issuer and Title of Notes	Aggregate Principal Amount Outstanding Prior to Tender Offers	Aggregate Principal Amount of Notes Purchased in Tender Offers	Aggregate Principal Amount Outstanding After the Tender Offers	Aggregate Purchase Price Paid (1)
Qwest Capital Funding, Inc. 7.750% Notes due 2031	$241,885,000	$99,462,000	$142,423,000	$92,499,660
Qwest Capital Funding, Inc. 6.875% Notes due 2028 (the “2028 Notes”)	$278,920,000	$166,592,000	$112,328,000	$154,097,600
CenturyLink, Inc. 7.600% Series P Notes due 2039	$729,792,000	$188,892,000	$540,900,000	$167,169,420
CenturyLink, Inc. 7.650% Series U Notes due 2042	$605,267,000	$122,802,000	$482,465,000	$108,679,770
Centel Capital Corporation 9.000% Notes due 2019	$150,000,000	$1,735,000	$148,265,000	$1,735,000
CenturyLink, Inc. 6.150% Series Q Notes due 2019	$250,000,000	$811,000	$249,189,000	$818,096

(1)	Excludes accrued and unpaid interest; includes the early tender premium of $30 per $1,000 principal amount of Notes purchased on the Settlement Date.

As previously announced, on the Settlement Date the Company also entered into a supplemental indenture with respect to the 2028 Notes that eliminated substantially all of the restrictive covenants and certain events of default and modified certain notice requirements for redemption of such Notes.

The Tender Offers and the Consent Solicitations were only made pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 15, 2019 and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers.

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Relations Contact:	Investor Relations Contact:

Frank Tutalo	Matthew Debnam
frank.tutalo@CenturyLink.com	matthew.debnam@centurylink.com
+1 703-363-8698	+1 318-340-5249

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